Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 9, 2005, relating to the financial statements and financial statement schedule of First Advantage Corporation, which appears in First Advantage Corporation’s Annual Report on Form 10-K for the year ended December 31, 2004. We also consent to the incorporation by reference into this Registration Statement of our report dated June 27, 2005 relating to the financial statements of the First Advantage Corporation 401(K) Savings Plan, which appears in the Annual Report of First Advantage Corporation 401(k) Savings Plan on Form 11-K for the year ended December 31, 2004. We also consent to the reference to us under the heading, “Experts,” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Tampa, Florida

December 8, 2005